Part II
Item 6. (continued)


                                  EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                          (in thousands, except ratio)
                                   (Unaudited)

                                                             Six Months Ended
                                                               June 30, 1999
                                                             ----------------

Net income                                                     $    35,195
                                                               -----------

Fixed charges:
      Advisory fees                                                    126

Total fixed charges                                                    126

Earnings before fixed charges                                  $    35,321
                                                               ===========

Fixed charges, as above                                        $       126
                                                               ===========

Ratio of earnings to fixed charges                                  280.33
                                                               ===========